Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF OWNERSHIP

AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LAURENCE ASSOCIATES CONSULTING, INC., a Nevada Corporation

INTO

BEACON ENERGY HOLDINGS, INC., a Delaware Corporation

Laurence Associates Consulting, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST:

That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on September 28, 2007

SECOND:

That it owns 100% of the outstanding shares of the capital stock of Beacon Energy Holdings, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on June 25, 2008.

THIRD:

That by written consent of its board of directors, dated June 26, 2008, determined to merge the corporation into said Beacon Energy Holdings, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, Laurence Associates Consulting, Inc., merges itself into Beacon Energy Holdings, Inc., which corporation assumes all of the obligations of Laurence Associates Consulting, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of Laurence Associates Consulting, Inc. shall receive 1.6666666666 shares of the common stock of Beacon Energy Holdings, Inc. in exchange for each share of common stock of Laurence Associates Consulting, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Beacon Energy Holdings, Inc. held by Laurence Associates Consulting, Inc. shall be surrendered and canceled.

FOURTH:

That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, Laurence Associates Consulting, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH:

That the name of the surviving corporation shall be Beacon Energy Holdings, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 26 day of June, 2008.

By:	/s/ Frederick L. Sliva
Authorized Officer

Name:	Frederick L. Sliva
Print or Type

Title:	Chairman, President and CEO

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